Exhibit 4.1
DESCRIPTION OF SHOPIFY INC.’S SECURITIES
The following description of the share capital of Shopify Inc. (the “Company,” “we,” “us” and “our”) summarizes certain provisions of our amended and restated certificate of incorporation (“Certificate of Incorporation”), our certificate and articles of arrangement (“Articles of Arrangement”, together with our Certificate of Incorporation, our “Articles”), our amended and restated by-laws (“By-laws”), and other documents referenced below, as applicable. The description is intended as a summary, and is qualified in its entirety by reference to our Articles and By-laws, and the applicable documents referenced below, copies of which have been filed as exhibits to this Annual Report on Form 10-K.

General

The Company is authorized to issue (i) an unlimited number of Class A subordinate voting shares (“Class A Subordinate Voting Shares”), (ii) an unlimited number of Class B multiple voting shares (“Class B Restricted Voting Shares”), (iii) an unlimited number of preferred shares (“Preferred Shares”), issuable in series, and (iv) one founder share (“Founder Share”). The Class A Subordinate Voting Shares are, and the Class B Restricted Voting Shares may be considered to be, “restricted securities” within the meaning of such term under applicable Canadian securities laws. Although the rules of the Toronto Stock Exchange (“TSX”) generally prohibit us from issuing additional Class B Restricted Voting Shares, there may be certain circumstances where additional Class B Restricted Voting Shares may be issued, including upon receiving shareholder approval and pursuant to the exercise of stock options under our legacy stock option plan that were granted prior to our initial public offering.

As at December 31, 2024, there were: (i) 1,214,918,521 Class A Subordinate Voting Shares; (ii) 79,350,907 Class B Restricted Voting Shares; (iii) no Preferred Shares; and (iv) one Founder Share, issued and outstanding. All outstanding shares are fully paid and non-assessable.

Our Class A Subordinate Voting Shares are listed on the New York Stock Exchange and the TSX and trade under the symbol “SHOP.”

Dividends and Other Distributions

The holders of outstanding Class A Subordinate Voting Shares and Class B Restricted Voting Shares are entitled to receive dividends on a share for share basis at such times and in such amounts and form as our board of directors (the “Board”) may from time to time determine, but subject to the rights of the holders of any Preferred Shares, without preference or distinction among or between the Class A Subordinate Voting Shares and the Class B Restricted Voting Shares. In the event of a payment of a dividend in the form of shares, Class A Subordinate Voting Shares shall be distributed with respect to outstanding Class A Subordinate Voting Shares and Class B Restricted Voting Shares shall be distributed with respect to outstanding Class B Restricted Voting Shares, unless otherwise determined by our Board. The holder of the Founder Share is not entitled to receive any dividends.

Dividends paid or credited or deemed to be paid or credited by the Company to holders who, for the purposes of the Income Tax Act (Canada) (i) are not, and will not be deemed to be, resident in Canada at any time while they hold the Class A Subordinate Voting Shares, and (ii) do not use or hold, and are not deemed to use or hold, the Class A Subordinate Voting Shares in carrying on a business in Canada (“Non-Resident Holders”) are subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless such rate is reduced by the terms of an applicable income tax treaty or convention. Under the Canada-United States Tax Convention (1980), as amended (the “Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder that is the beneficial owner of the dividend, who is resident in the U.S. for purposes of the Treaty, and can substantiate entitlement to the full benefits under the Treaty (a “U.S. Holder”) is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company that beneficially owns at least 10% of the Company’s voting shares).

This summary is not exhaustive of all possible income tax considerations of holding or disposing of Class A Subordinate Voting Shares. Moreover, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Class A Subordinate Voting Shares and no representation with respect to the income tax consequences to any particular holder is made. Holders are urged to consult their own tax advisors about the specific tax consequences relating to acquiring, holding and disposing of Class A Subordinate Voting Shares in their particular circumstances.

Voting Rights

Class A Subordinate Voting Shares and Class B Restricted Voting Shares

Holders of Class A Subordinate Voting Shares and Class B Restricted Voting Shares are entitled to receive notice of and to attend meetings of shareholders, except meetings at which only holders of another particular class or series have the right to vote. The Class B Restricted Voting Shares carry a greater number of votes per share relative to the Class A Subordinate Voting Shares, and the Founder Share has a variable number of votes. Each Class A Subordinate Voting Share is entitled to one vote per share and each Class B Restricted Voting Share is entitled to 10 votes per share.

Except as required by the CBCA, applicable securities laws or our restated articles of incorporation, holders of Class A Subordinate Voting Shares and Class B Restricted Voting Shares will vote together on all matters subject to a vote of holders of both those classes of shares as if they were one class of shares. Neither the holders of the Class A Subordinate Voting Shares nor the holders of the Class B Restricted Voting Shares shall be entitled to vote separately as a class upon a proposal to amend our restated articles of incorporation in the case of an amendment to (1) increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class; or (2) create a new class of shares equal or superior to the shares of such class, which rights are otherwise provided for in paragraphs (a) and (e) of subsection 176(1) of the CBCA, respectively. Pursuant to our restated articles of incorporation, neither holders of our Class A Subordinate Voting Shares nor holders of our Class B Restricted Voting Shares will be entitled to vote separately as a class on a proposal to amend our restated articles of incorporation to effect an exchange, reclassification or cancellation of all or part of the shares of such class pursuant to Section 176(1)(b) of the CBCA unless such exchange, reclassification or cancellation: (a) affects only the holders of that class; or (b) affects the holders of Class A Subordinate Voting Shares and Class B Restricted Voting Shares differently, on a per share basis, and such holders are not already otherwise entitled to vote separately as a class under applicable law or our restated articles of incorporation in respect of such exchange, reclassification or cancellation.

Pursuant to our restated articles of incorporation, holders of Class A Subordinate Voting Shares and Class B Restricted Voting Shares will be treated equally and identically, on a per share basis, in certain change of control transactions that require approval of our shareholders under the CBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of our Class A Subordinate Voting Shares and Class B Restricted Voting Shares, each voting separately as a class.

The Founder Share

The holder of the Founder Share is entitled to receive notice of and to attend all meetings of shareholders of the Company, except meetings at which only holders of another particular class or series shall have the right to vote. The Founder Share will vote together with the Class A Subordinate Voting Shares and Class B Restricted Voting Shares as a single class except as otherwise expressly provided in the Company’s restated articles of incorporation or as provided by law.

The holder of the Founder Share is not entitled to vote separately as a class: (1) upon a proposal to amend the restated articles of incorporation of the Company in the case of an amendment referred to in paragraph (a) or (e) of subsection 176(1) of the Canada Business Corporations Act (the “CBCA”); or (2) upon a proposal to amend the restated articles of incorporation of the Company in the case of an amendment referred to in paragraph (b) of subsection 176(1) of the CBCA unless such exchange, reclassification or cancellation affects only the holder of the Founder Share.

Subject to the limitations described below, at each meeting of shareholders of the Company, the Founder Share entitles the holder thereof to the Specified Number (as defined in our Articles) of votes, which as at December 31, 2024, represented 40.03% of the aggregate voting power attached to all of the Company’s outstanding voting shares.

The Founder Share provides a variable number of votes that represents, when combined with the votes attached to certain other voting shares of the Company beneficially owned or controlled by the Founder, Tobias Lutke, his immediate family and affiliates, at least 40% of the aggregate voting power attached to all of the Company’s outstanding voting shares, provided that such variable number of votes does not cause the aggregate voting power of the Founder and his immediate family and affiliates to exceed 49.9% of the aggregate voting power attached to all of the Company’s outstanding voting shares. Specifically, the Founder Share will entitle the holder to only one vote at any meeting of shareholders of the Company if either (i) the Founder MVS Percentage (as defined in our Articles) is equal to or greater than 40% or (ii) the Founder Group MVS/SVS Percentage (as defined in our Articles) is equal to or greater than 49.9%.

The number of votes carried by the Founder Share will be automatically and permanently reduced to one vote on the Sunset Date (as defined in our Articles). No subdivision or consolidation of the Founder Share may be carried out. Subject to the CBCA, the Company may, at any time on or after the Sunset Date, redeem the Founder Share by payment of CAD$10 to the holder of the Founder Share, and the holder of the Founder Share will be entitled, at such holder’s option, to require the Company to redeem the Founder Share at any time upon payment by the Company of CAD$10 to the holder of the Founder Share. From and after redemption, the holder of the Founder Share shall not be entitled to exercise any rights with respect to the Founder Share.

See also Exhibit No. 4.6 "Founder Agreement dated June 9, 2022, in connection with the Founder Share" attached to this Annual Report on Form 10-K.

Preferred Shares

Holders of Preferred Shares, except as otherwise provided in the terms specific to a series of Preferred Shares or as required by law, will not be entitled to vote at meetings of holders of shares, and will not be entitled to vote separately as a class upon a proposal to amend our restated articles of incorporation in the case of an amendment of the kind referred to in paragraph (a), (b) or (e) of subsection 176(1) of the CBCA.

The issuance of Preferred Shares and the terms selected by our Board could adversely affect the rights and powers, including the voting rights, of the holders of our Class A Subordinate Voting Shares and Class B Restricted Voting Shares without any further vote or action by the holders of our Class A Subordinate Voting Shares and Class B Restricted Voting Shares. In addition, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of the Company.

Conversion Rights

The Class A Subordinate Voting Shares are not convertible into any other class of shares. Each outstanding Class B Restricted Voting Share may at any time, at the option of the holder, be converted into one Class A Subordinate Voting Share. Upon the first date that a Class B Restricted Voting Share is Transferred (as defined in our Articles) by a holder of Class B Restricted Voting Shares other than to a Permitted Holder (as defined in our Articles) or from any such Permitted Holder back to such holder of Class B Restricted Voting Shares and/or any other Permitted Holder of such holder of Class B Restricted Voting Shares, the holder thereof, without any further action, shall automatically be deemed to have exercised his, her or its rights to convert such Class B Restricted Voting Share into a fully paid and non-assessable Class A Subordinate Voting Share, effective immediately upon such Transfer, on a share for share basis. However, Tobias Lütke, who directly or indirectly holds the substantial majority of our outstanding Class B Restricted Voting Shares, has agreed not to Transfer any Class B Restricted Voting Shares if such Transfer would result in the Founder not retaining Voting Control (as defined in our Articles) over such shares. See also Exhibit No. 4.6 "Founder Agreement dated June 9, 2022, in connection with the Founder Share" attached to this Annual Report on Form 10-K.

In addition, all Class B Restricted Voting Shares will convert automatically into Class A Subordinate Voting Shares on the date on which the outstanding Class B Restricted Voting Shares represent less than 5% of the aggregate number of outstanding Class A Subordinate Voting Shares and Class B Restricted Voting Shares as a group.

Liquidation Rights

The Class A Subordinate Voting Shares and Class B Restricted Voting Shares rank pari passu with respect to the distribution of property and assets in the event of the liquidation, dissolution or winding up of the Company. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntarily or involuntarily, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, the holders of Class A Subordinate Voting Shares and the holders of Class B Restricted Voting Shares are entitled to participate equally in the remaining property and assets of the Company available for distribution to the holders of shares, without preference or distinction among or between the Class A Subordinate Voting Shares and the Class B Restricted Voting Shares, subject to the rights of the holders of any Preferred Shares.

The holder of the Founder Share is not entitled to receive any property or assets of the Company on the liquidation, dissolution or winding-up of the Company whether voluntarily or involuntarily, or any other distribution of assets of the Company among its shareholders for the purposes of winding up its affairs.

Investors' Rights Agreement

Our Third Amended and Restated Investors' Rights Agreement (the "Registration Rights Agreement"), provides certain holders of our Class B Restricted Voting Shares with registration rights in respect of: (i) the Class A Subordinate Voting Shares issuable or issued upon conversion of the Class B Restricted Voting Shares held by such holders; (ii) any Class A Subordinate Voting Shares held by such holders as at the closing of the Company’s initial public offering (“IPO”) or any Class A Subordinate Voting Shares issued or issuable upon conversion or exercise of any other securities issued by us and held by such holders as at the closing of the Company’s IPO; and (iii) any Class A Subordinate Voting Shares issued as, or issuable upon conversion or exercise of any other securities issued as, a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above.

The registration rights provided for in the Registration Rights Agreement will expire with respect to any particular holder at such time that such holder: (i) can sell all of its registrable securities under Rule 144(b)(1)(i) under the Securities Act of 1933, as amended (the “Securities Act”); or (ii) holds less than 1% of the outstanding Class A Subordinate Voting Shares and Class B Restricted Voting Shares, in the aggregate, and can sell its registrable securities during any three month period under Rule 144 of the Securities Act.

See Exhibit No. 4.5 "Third Amended and Restated Investors' Rights Agreement dated May 27, 2015" attached to this Annual Report on Form 10-K.

Anti-Takeover Provisions

Upon the completion of our initial public offering the holders of over 80% of the then outstanding Class B Restricted Voting Shares entered into a customary coattail agreement (the “Coattail Agreement”) with the Company and a trustee. The Coattail Agreement contains provisions customary for dual class, TSX listed corporations designed to prevent transactions that otherwise would deprive the holders of Class A Subordinate Voting Shares of rights under the take-over bid provisions of applicable Canadian securities laws to which they would have been entitled if the Class B Restricted Voting Shares had been Class A Subordinate Voting Shares.

The undertakings in the Coattail Agreement will not apply to prevent a sale of Class B Restricted Voting Shares by a holder of Class B Restricted Voting Shares party to the Coattail Agreement if concurrently an offer is made to purchase Class A Subordinate Voting Shares that:

•offers a price per Class A Subordinate Voting Share at least as high as the highest price per share paid or required to be paid pursuant to the take-over bid for the Class B Restricted Voting Shares;
•provides that the percentage of outstanding Class A Subordinate Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of outstanding Class B Restricted Voting Shares to be sold (exclusive of Class B Restricted Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);
•has no condition attached other than the right not to take up and pay for Class A Subordinate Voting Shares tendered if no shares are purchased pursuant to the offer for Class B Restricted Voting Shares; and
•is in all other material respects identical to the offer for Class B Restricted Voting Shares.

In addition, the Coattail Agreement will not prevent the sale of Class B Restricted Voting Shares by a holder thereof to a Permitted Holder, provided such sale does not or would not constitute a take-over bid or, if so, is exempt or would be exempt from the formal bid requirements (as defined in applicable securities laws). The conversion of Class B Restricted Voting Shares into Class A Subordinate Voting Shares, shall not, in of itself constitute a sale of Class B Restricted Voting Shares for the purposes of the Coattail Agreement.

Under the Coattail Agreement, any sale of Class B Restricted Voting Shares (including a transfer to a pledgee as security) by a holder of Class B Restricted Voting Shares party to the Coattail Agreement will be conditional upon the transferee or pledgee becoming a party to the Coattail Agreement, to the extent such transferred Class B Restricted Voting Shares are not automatically converted into Class A Subordinate Voting Shares in accordance with our restated articles of incorporation.

The Coattail Agreement contains provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the Class A Subordinate Voting Shares. The obligation of the trustee to take such action will be conditional on the Company or holders of the Class A Subordinate Voting Shares providing such funds and indemnity as the trustee may require. No holder of Class A Subordinate Voting Shares will have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding Class A Subordinate Voting Shares and reasonable funds and indemnity have been provided to the trustee.

The Coattail Agreement provides that it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (a) the consent of the TSX and any other applicable securities regulatory authority in Canada and (b) the approval of at least 66 2/3% of the votes cast by holders of Class A Subordinate Voting Shares represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to Class A Subordinate Voting Shares held directly or indirectly by holders of Class B Restricted Voting Shares, their affiliates and related parties and any persons who have an agreement to purchase Class B Restricted Voting Shares on terms which would constitute a sale for purposes of the Coattail Agreement other than as permitted thereby.

No provision of the Coattail Agreement will limit the rights of any holders of Class A Subordinate Voting Shares under applicable law.

See Exhibit No. 4.4 "Coattail Agreement dated as of May 27, 2015, in connection with our Class B restricted voting shares" attached to this Annual Report on Form 10-K.